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                                                                    EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
DEP Corporation

We consent to incorporation by reference in the registration statements (No. 33-85000 and No. 33-58894) on Form S-8 of DEP Corporation and subsidiaries of our report dated September 12, 1997 relating to the consolidated balance sheets of DEP Corporation and subsidiaries as of July 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows and related schedule for each of the years in the three-year period ended July 31, 1997, which report appears in the July 31, 1997 report on Form 10-K of DEP Corporation and subsidiaries.


/s/KPMG Peat Marwick LLP
Los Angeles, California
October 24, 1997


                                 Exhibit 23.1